UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

ANCESTRY.COM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 11, 2011

Dear Ancestry.com Stockholder:

I am pleased to invite you to attend the 2011 Annual Meeting of Stockholders of Ancestry.com Inc. to be held on Tuesday, May 24, 2011 at 2:00 p.m. Mountain Daylight Time at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in Ancestry.com. We look forward to seeing you at our Annual Meeting.

Sincerely,

Timothy Sullivan
Chief Executive Officer

Provo, Utah
April 11, 2011

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save Ancestry.com the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors or most other matters to be considered at the meeting, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

ANCESTRY.COM INC.
360 West 4800 North
Provo, Utah 84604

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Ancestry.com Inc. will hold its 2011 Annual Meeting of Stockholders on Tuesday, May 24, 2011 at 2:00 p.m. Mountain Daylight Time at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601, for the following purposes:

•	To elect three Class II directors to hold office until the 2014 annual meeting of stockholders;

•	To hold an advisory vote on the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;

•	To hold an advisory vote on how frequently (every one, two or three years) you prefer we conduct an advisory vote of stockholders on the compensation of our named executive officers;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements).

Only stockholders of record at the close of business on March 31, 2011 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. You should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 31, 2011 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

By Order of the Board of Directors,

William C. Stern
General Counsel and Corporate Secretary

Provo, Utah
April 11, 2011

INTERNET AVAILABILITY

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 11, 2011, we mailed to stockholders as of the record date a Notice Regarding the Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request the materials. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our 2010 Annual Report on Form 10-K (which we posted on the same date), as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions on the Notice. We may choose to mail or deliver a paper copy of the proxy materials, including our Proxy Statement and 2010 Annual Report on Form 10-K, to one or more stockholders.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL ONE Election of Directors
PROPOSAL TWO Advisory Vote on the Compensation of Our Named Executive Officers
PROPOSAL THREE Advisory Vote on the Frequency of an Advisory Vote on the Compensation of Our Named Executive Officers
PROPOSAL FOUR Ratification of the Appointment of Our Independent Registered Public Accounting Firm
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ADDITIONAL INFORMATION

ANCESTRY.COM INC.
360 West 4800 North
Provo, Utah 84604

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2011 Annual Meeting of Stockholders. The Annual Meeting will be held at 2:00 p.m. Mountain Daylight Time on Tuesday, May 24, 2011 at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601. We made this Proxy Statement available to stockholders beginning on April 11, 2011.

Record Date	March 31, 2011.

Quorum	Holders of a majority in voting power of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy.

Shares Outstanding	45,707,110 shares of common stock outstanding as of March 31, 2011.

Voting	There are four ways a stockholder of record can vote:

(1) By Internet: You vote over the Internet by following the instructions provided in the Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2) By Telephone: If you receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.

(3) By Mail: If you receive your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4) In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Daylight Time on May 23, 2011. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow its instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Corporate Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on each of the director nominees and one vote on each other matter.

For Proposal One, the election of directors, the three nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

For Proposal Two, the affirmative vote of a majority in voting power entitled to vote is required to approve the compensation of our named executive officers as disclosed in this Proxy Statement.

For Proposal Three, the number of years for the frequency of the advisory vote on compensation of our named executive officers receiving the plurality of votes entitled to vote and cast will be the frequency that stockholders approve.

For Proposal Four, the affirmative vote of a majority in voting power entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Because your votes on Proposals Two and Three are advisory, they will not bind the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation and in determining how frequently stockholder advisory votes on the compensation of our named executive officers will occur in future years.

Effect of Abstentions and Broker Non-Votes	Both abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. On Proposals Two and Four, abstentions have the same effect as negative votes; on Proposal Three abstentions have no effect.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Four, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors or on the advisory votes contained in Proposals Two and Three unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for director, for approval of the compensation of our named executive officers and for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. The persons named as proxies also will choose three years for the frequency with which we will conduct an advisory vote of stockholders on the compensation of our named executive officers. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available. In addition, once the Board determines the frequency with which it will submit an advisory vote to approve the compensation of our named executive officers to our stockholders, we will file an amendment to the Form 8-K disclosing our decision, which filing must occur no later than 150 calendar days after the Annual Meeting.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they would not receive additional compensation for providing those services.

Householding	If you are a beneficial owner of our common stock and you receive your proxy materials through Broadridge Investor Communication Solutions (“Broadridge”), and there are multiple beneficial owners at the same address, you may receive fewer Notices or fewer paper copies of the Proxy Statement and the Annual Report than the number of beneficial owners at that address. Securities and Exchange Commission (“SEC”) rules permit Broadridge to deliver only one Notice, Proxy Statement and Annual Report to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.

If you receive your proxy materials through Broadridge and (1) you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the Annual Report, or any future proxy statement or annual report or (2) you share an address with other beneficial owners who also receive their separate proxy materials through Broadridge and you wish to request delivery of a single copy of the annual report or the proxy statement to the shared address in the future, please contact Investor Relations at 360 West 4800 North, Provo, Utah, or call 801-705-7942.

PROPOSAL ONE

Election of Directors

Number of Directors; Board Structure

Our bylaws provide that our Board may be comprised of between five and nine directors. Our Board currently consists of eight members, although this may be changed by resolution of the Board. As provided in our Amended and Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors as nearly equal in number as possible. The term of the Class II directors expires at the Annual Meeting. The term of the Class III directors expires at the 2012 annual meeting and the term of the Class I directors expires at the 2013 annual meeting. After the respective initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Our Board has nominated David Goldberg, Victor Parker and Michael Schroepfer for election as directors to serve for a three-year term ending at the 2014 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board or the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Our Nominating and Corporate Governance Committee is charged with identifying and evaluating individuals qualified to serve as members of the Board and recommending to the full Board nominees for election as directors. We seek directors with experience in areas relevant to the strategy and operations of the company. Although our Board has no formal diversity policy for Board membership, our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee is to take into account such factors as the range and diversity of skills, experience, age, industry knowledge and other factors in the context of the needs of the Board. The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our Board members’ experience in relevant areas of business management and on other boards of directors and board committees.

Our Corporate Governance Guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” directors under the published listing requirements of the Nasdaq Stock Market.

Nominees for Election for a Three-Year Term Ending at the 2014 Annual Meeting

David Goldberg, 43, has served as one of our directors since February 2008. Since April 2009, Mr. Goldberg has served as the Chief Executive Officer of SurveyMonkey.com LLC, an online survey provider. From May 2007 to April 2009, Mr. Goldberg was an Entrepreneur in Residence with Benchmark Capital. From August 2001 to May 2007, Mr. Goldberg was the head of global music operations at Yahoo! Inc. From February 1994 to August 2001,

Mr. Goldberg was Chairman and Chief Executive Officer of Launch Media Inc. Mr. Goldberg holds an A.B. from Harvard University. We believe Mr. Goldberg’s qualifications to serve on our Board include his extensive executive management experience in other companies focused on consumer-facing Internet services.

Victor Parker, 41, has served as one of our directors since 2003. Mr. Parker has been a Managing Director of Spectrum Equity Investors, a private equity firm, since February 2005 and joined the firm in September 1998. He was previously at ONYX Software and was an associate at Summit Partners from October 1992 to June 1996. Mr. Parker serves on the board of directors of Demand Media, Inc., Interbank FX, LLC and SurveyMonkey, LLC. Mr. Parker previously served on the boards of NetQuote, Inc. from September 2005 to July 2010 and of NetScreen Technologies, Inc. from October 2001 to February 2004. He holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Dartmouth College. We believe Mr. Parker’s qualifications to serve on our Board include his financial expertise, his experience advising technology companies and a long history and familiarity with Ancestry.com.

Michael Schroepfer, 36, has served as one of our directors since January 2011. Since October 2008, Mr. Schroepfer has served as Vice President of Engineering at Facebook, Inc., a social utility. He joined Facebook in August 2008 as Director of Engineering. From July 2005 to August 2008, Mr. Schroepfer was the Vice President of Engineering at Mozilla Corporation. From August 2003 to September 2004, he was an engineer at Sun Microsystems, Inc. following its acquisition of CenterRun, a company he founded in 2000. Mr. Schroepfer holds B.S. and M.S. degrees in computer science from Stanford University. We believe Mr. Schroepfer’s qualifications to serve on our Board include his extensive experience in Internet, social media and mobile technologies.

Directors Continuing in Office Until the 2012 Annual Meeting

Thomas Layton, 48, has served as one of our directors since October 2009. Mr. Layton served as the Chief Executive Officer and a director of Metaweb Technologies, Inc., an Internet technology company, from June 2007 to July 2010. Mr. Layton served as the Chief Executive Officer of OpenTable, Inc. from September 2001 to June 2007, and has served on its board of directors since May 1999. From November 1995 to June 1999, Mr. Layton served as President and Chief Operating Officer and was co-founder of Citysearch, Inc., which later merged with Ticketmaster, Inc. Prior to his experience at Citysearch, Mr. Layton served as Chief Financial Officer of Score Learning Corporation, an educational services company, from April 1994 to October 1995, and also as President and Chief Operating Officer during part of the same period from March 1995 to October 1995. Mr. Layton is also a member of the board of directors of oDesk Corporation and Hearsay Corporation, and a co-founder and past member of the board of directors of MAPLight.org, a non-profit organization. Mr. Layton holds an M.B.A. from Stanford Graduate School of Business and a B.S. from the University of North Carolina at Chapel Hill. We believe Mr. Layton’s qualifications to serve on our Board include his extensive executive management and board experience in other companies focused on consumer-facing Internet services.

Elizabeth Nelson, 50, has served as one of our directors since July 2009. From July 1996 to December 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer at Macromedia, Inc, where she also served as a director from January 2005 to December 2005. Currently, Ms. Nelson serves on the board of directors of SuccessFactors, Inc. and Brightcove, Inc. From December 2007 to June 2010 Ms. Nelson served as a director of Autodesk Inc. From December 2003 to July 2008, Ms. Nelson served as a director of CNET Networks, Inc. Ms. Nelson holds an M.B.A. in Finance with distinction from the Wharton School at the University of Pennsylvania and a B.S. from Georgetown University. We believe Ms. Nelson’s qualifications to serve on our Board include her financial expertise, including experience serving as the chief financial officer of a public technology company, and her experience serving on the boards of directors of other companies.

Timothy Sullivan, 47, has served as our President and Chief Executive Officer and as a director since September 2005. Prior to joining us, Mr. Sullivan was Chief Operating Officer and then President and CEO of Match.com from January 2001 to September 2004. From May 1999 to January 2001, Mr. Sullivan served as Vice President of E-commerce for Ticketmaster Online-Citysearch, Inc. From June 1991 to May 1999, Mr. Sullivan held multiple positions at The Walt Disney Company, including Vice President and Managing Director of Buena Vista Home Entertainment Asia Pacific from July 1997 to May 1999. From December 2005 to February 2008, Mr. Sullivan served as a director of Live Nation Entertainment, Inc. Mr. Sullivan holds an M.B.A. from Harvard

Business School and was a Morehead Scholar at the University of North Carolina at Chapel Hill. We believe Mr. Sullivan’s qualifications to serve on our Board include extensive executive management experience, including experience as our own Chief Executive Officer, as well as the former chief executive officer of a subscription-based Internet company.

Directors Continuing in Office Until the 2013 Annual Meeting

Charles M. Boesenberg, 62, has served as one of our directors since July 2006 and has been Chairman of our Board since October 2010. From January 2002 to June 2006, Mr. Boesenberg served as the President and Chief Executive Officer at NetIQ Corporation and he also served as the Chairman of the board of directors at NetIQ Corporation from August 2002 to June 2006. Mr. Boesenberg served as a director of Interwoven, Inc. from July 2006 to March 2009, as lead independent director of Maxtor Corporation from January 2002 until May 2006, as a director of Onyx Software Corporation from December 2005 to June 2006 and as a director of Macromedia, Inc. from December 2004 to December 2006. From March 2000 to December 2001, Mr. Boesenberg served as the President of Post PC Ventures, a management and investment group. Mr. Boesenberg serves on the board of directors of Silicon Graphics International Corp., Keynote Systems, Inc. and Callidus Software Inc. Mr. Boesenberg holds an M.S. in Business Administration from Boston University and a B.S. from Rose Hulman Institute of Technology. We believe Mr. Boesenberg’s qualifications to serve on our Board include extensive experience serving on the boards of directors of other public companies, including experience dealing with corporate governance matters, and his executive management experience in other technology companies.

Benjamin Spero, 35, has served as one of our directors since December 2007. Mr. Spero joined Spectrum Equity Investors in January 2001 and currently is a Managing Director. Prior to joining Spectrum Equity Investors, Mr. Spero was the co-founder of TouchPak, Inc. Before joining TouchPak, Inc., Mr. Spero was a strategy consultant at Bain & Company. Mr. Spero serves on the board of directors of SurveyMonkey, LLC and Mortgagebot, LLC. Mr. Spero served on the board of NetQuote, Inc. from August 2005 to July 2010, and on the board of iPay Technologies, LLC from December 2006 to June 2010. Mr. Spero holds a B.A. from Duke University. We believe Mr. Spero’s qualifications to serve on our Board include his financial expertise, his experience advising technology companies and a long history and familiarity with Ancestry.com.

Executive Officers

In addition to Mr. Sullivan, our President and Chief Executive Officer, who also serves as a director, our executive officers as of March 31, 2011 consisted of the following:

Howard Hochhauser, 40, has served as our Chief Financial Officer since January 2009. From May 2000 to December 2008, Mr. Hochhauser held multiple positions at Martha Stewart Living Omnimedia, Inc., most recently serving as Chief Financial Officer from March 2006 to December 2008. He held multiple positions at Bear, Stearns & Co. Inc. from September 1996 to May 2000, serving most recently as Vice President Equity Research Analyst. Prior to joining Bear Stearns & Co. Inc., he worked at First Boston and he was a Staff Accountant at KPMG Peat Marwick. Mr. Hochhauser is a Certified Public Accountant and holds an M.B.A. from Columbia University and a B.S. from Boston University.

Joshua Hanna, 39, has served as our Executive Vice President and General Manager of Ancestry.com since February 2011. Prior to serving in this role, he was our Executive Vice President and Head of Global Marketing since June 2010. From July 2006 to June 2010, he served as our General Manager and Senior Vice President, International. Mr. Hanna held multiple positions with us from November 2001 until July 2006, including Vice President of International Business, Director of International Business, Director of Product Management, Senior Product Manager, and Business Manager. Prior to joining us, he held several marketing and business development roles with Netcentives, Inc. and Cyrk, Inc. Mr. Hanna holds an M.B.A. from Harvard Business School and a B.A. from Dartmouth College.

David Rinn, 47, has served as our Senior Vice President of Strategy and Corporate Development since January 2009. Prior to serving in this role, he served as our Chief Financial Officer from June 2004 to January 2009. Prior to joining us in June 2004, Mr. Rinn spent 12 years at Microsoft Corporation, most recently as Chief Financial Officer of the Mobile and Embedded Devices Division. At Microsoft Corporation, he also served as General Manager of

Finance and Administration, General Manager, Chief Financial Officer and as a member of the board of directors of HomeAdvisor Technologies (a majority-owned subsidiary of Microsoft Corporation). Other roles at Microsoft Corporation included Senior Director of Product Group Finance and Senior Director of Corporate Development. Prior to joining Microsoft, he held various positions at Morgan Stanley. Mr. Rinn holds an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles and a B.A. from Vassar College.

Eric Shoup, 38, has served as our Senior Vice President of Product since March 2010. He joined us in August 2008 as Vice President of Product. Prior to working with us, Mr. Shoup was at eBay for over five years, where he served as Director of ProStores from January 2007 to August 2008, Group Product Manager from March 2005 to January 2007, Senior Product Manager from August 2004 to March 2005 and Product Manager from April 2003 to August 2004. Mr. Shoup holds a B.A. from the University of California, Los Angeles.

William Stern, 47, has served as our General Counsel and Corporate Secretary since July 2009. From October 2005 to July 2009, Mr. Stern held multiple positions at Martha Stewart Living Omnimedia, Inc., most recently serving as the General Counsel and Secretary from September 2008 to July 2009. From October 2002 to September 2005, Mr. Stern was a Principal at Fish & Richardson, PC. Prior to joining Fish & Richardson, PC, he was a Partner at Morrison & Foerster, LLP. Mr. Stern holds an M.B.A. and a J.D. from the University of Chicago and an A.B. from Brown University.

Board Responsibilities and Corporate Governance

The Board had adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These guidelines are available at the following Web site: ir.ancestry.com/governance.cfm.

These guidelines address Board composition, functions, responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not dictate a particular Board structure, and the Board is given the flexibility to select its Chairperson and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairperson and the Chief Executive Officer may be filled by one individual or two. The Board has currently determined that having Charles M. Boesenberg, who is an independent director, serve as Chairman and Timothy Sullivan serve as Chief Executive Officer is in the best interests of the stockholders. We currently separate the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting the strategic direction for the company and for the day-to-day leadership and performance of the company, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Director Independence

As described above, our Corporate Governance Guidelines require that a majority of our Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” within the meaning of the Nasdaq listing standards. In making its determination of independence for each director, the Board considers all pertinent facts to determine if the director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under the Nasdaq standards, the following persons are not considered independent:

•	a director who is, or at any time during the past three years was, employed by the company;

•	a director who accepted or who has a family member (i.e., spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home) who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(a) compensation for board or board committee service;

(b) compensation paid to a family member who is an employee (other than as an executive officer) of the company; or

(c) benefits under a tax-qualified retirement plan, or non-discretionary compensation.

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•	a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(a) payments arising solely from investments in the company’s securities; or

(b) payments under non-discretionary charitable contribution matching programs.

•	a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

•	a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

Our Board has determined that directors Charles M. Boesenberg, David Goldberg, Thomas Layton, Elizabeth Nelson, Victor Parker, Michael Schroepfer and Benjamin Spero are independent under these listing standards, as their only relationships with us are as directors and stockholders. When we first became a Nasdaq-listed company at the time of our initial public offering, we determined that Mr. Parker and Mr. Spero were not independent because of their association with Spectrum Equity Investors V, L.P. and certain of its affiliates (collectively “Spectrum”), which at that time held more than a majority of the shares of our common stock. In November 2010, we registered with the SEC for public sale some of the shares held by certain existing stockholders, including Spectrum (the “secondary offering”), and also directly purchased some of these outstanding shares from Spectrum and other selling stockholders. As a consequence, Spectrum’s ownership interest fell below a majority and the Board determined, after giving consideration to the transactions with Spectrum described under “Related Party Transactions,” that Mr. Parker and Mr. Spero are now independent under these listing standards. With respect to Mr. Schroepfer, the Board took into consideration the commercial relationship between the company and Facebook. Our Board determined that, although Ancestry placed almost $1 million of advertising with Facebook in 2010, the relationship was in the ordinary course, had never involved any of the Board members, and Mr. Schroepfer had no direct or indirect material interest in the transactions. Facebook also had given Mr. Schroepfer permission to serve on our Board. With respect to Mr. Goldberg, the Board considered his relationship with Spectrum, which leads an investor group that holds a majority interest in SurveyMonkey.com, where Mr. Goldberg serves as Chief Executive Officer, and determined that SurveyMonkey does not have a commercial relationship with us or our executive officers. The Board determined that Timothy Sullivan was not independent. Mr. Sullivan is not independent because he is our President and Chief Executive Officer.

Board Committees

We have established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter that establishes its roles and responsibilities. Copies of these charters can be accessed at the following Web site: ir.ancestry.com/governance.cfm.

Audit Committee

The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities regarding the integrity of financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes, including our systems of internal accounting and financial controls, the performance of our internal audit function and independent auditor and our financial policy matters by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.

The members of this committee are Charles M. Boesenberg, Elizabeth Nelson and Thomas Layton, with Ms. Nelson serving as the chairperson of the committee. We believe that each member of our audit committee is an independent director as defined under the rules of the Nasdaq Stock Market and meets the additional independence requirements for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe that each member of our Audit Committee meets the financial statement literacy requirements of the Nasdaq listing standards. Our Board has determined that Mr. Boesenberg and Ms. Nelson are audit committee financial experts, as defined under applicable SEC rules.

Our Audit Committee met seven times in 2010.

Compensation Committee

The Compensation Committee oversees our overall compensation structure, policies and programs, and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The Compensation Committee reviews and recommends to the Board corporate goals and objectives relevant to compensation of our Chief Executive Officer and reviews and approves corporate goals and objectives relevant to compensation of our other executive officers. The Compensation Committee evaluates the performance of these officers in light of those goals and objectives, and recommends to the Board the compensation of the Chief Executive Officer and approves the compensation of our other executive officers based on such evaluations and reviews, including all individuals named with Mr. Sullivan in the Summary Compensation Table (with Mr. Sullivan, the “named executive officers”). Finally, the Compensation Committee recommends to the Board any employment-related agreements, any proposed severance arrangements or change of control or similar agreements with respect to our Chief Executive Officer and approves any employment-related agreements, any proposed severance arrangements or change of control or similar agreements with respect to our other executive officers. The Compensation Committee also administers the issuance of stock options and other awards under our currently effective stock plan. The Compensation Committee will also prepare a report on executive compensation, as required by the SEC rules, to be included in our annual report and annual proxy statement.

Mr. Sullivan, our President and Chief Executive Officer, reviews the performance of each named executive officer other than himself and makes recommendations regarding their compensation.

The company has engaged Frederic W. Cook & Co., Inc., a compensation consultant, for the purpose of providing occasional information and giving insights into market rates. The Compensation Committee has approved the terms and scope of that engagement, as our Compensation Committee charter provides that the Compensation Committee must approve the material terms of not only its own arrangements with compensation consultants, but also any company arrangement with a compensation consultant unless it has its own independent consultant or the services only relate to broad-based plans.

The Compensation Committee has delegated to an Equity Committee comprised of Timothy Sullivan, our President and Chief Executive Officer, and Howard Hochhauser, our Chief Financial Officer, the authority to make equity awards to employees that are not executive officers or directors, subject to certain conditions and limitations.

Since January 2011, the members of our Compensation Committee have been Charles M. Boesenberg, Thomas Layton, Elizabeth Nelson and Michael Schroepfer, with Mr. Boesenberg serving as the chairperson of the committee. We believe that each member of our compensation committee is an independent director under the Nasdaq listing standards, is a “non-employee director” for purposes of the Exchange Act and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee met seven times in 2010.

Compensation Committee Interlocks and Insider Participation

Each of Mr. Boesenberg, Ms. Nelson, Mr. Parker and Mr. Layton served on our Compensation Committee during 2010. None of these past or current members of our Compensation Committee is or was in the past year an officer or employee of the company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. As a Managing Director of Spectrum, Mr. Parker may be deemed to have an interest in the following transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act:

Direct Purchases.  On September 23, 2010, we announced a share repurchase program under which we were authorized to spend up to $25 million to repurchase shares of our common stock, depending on the market conditions, the stock price and other factors. Under this program, and in connection with the secondary offering, in November 2010, we repurchased directly from affiliates of Spectrum Equity Investors V, L.P., 873,048 shares at $24.765, the price per share equal to the net proceeds per share the selling stockholders received in the secondary offering, or $21,621,034.

Registration rights.  Spectrum, affiliates of Crosslink Capital, Inc. (which held more than 5% of our shares prior to the secondary offering), Timothy Sullivan and certain other holders of our stock have registration rights with respect to shares of capital stock that they hold.

Demand registration rights.  At any time, the holders of a majority of the registrable securities held by Spectrum (the “Spectrum registrable securities”), may request registration under the Securities Act of all or part of their registrable securities on a Registration Statement on Form S-l or any similar long-form registration statement or, if available, on a Registration Statement on Form S-3 or any similar short-form registration statement. The holders of a majority of the Spectrum registrable securities are entitled to request three long-form registrations in which the company must pay all registration expenses. The secondary offering in November 2010 was effected pursuant to one of Spectrum’s three long-form registration demand rights. In addition, the holders of a majority of the Spectrum registrable securities are entitled to request an unlimited number of short-form registrations in which the company must pay all registration expenses. However, the aggregate offering value of the registrable securities requested to be registered by Spectrum in any short-form registration must equal at least $1,500,000 in the aggregate.

In November 2010, we registered shares of capital stock for resale by these holders in a secondary offering. We paid approximately $1.0 million in expenses related to the secondary offering. We are not obligated to effect any demand registration within three months after the effective date of a previous demand registration. Moreover, we may postpone for up to three months the filing of a registration statement for a demand registration if our Board determines in its reasonable good faith judgment and the holders of at least a majority of the Spectrum registrable securities agree that such demand registration would reasonably be expected to have a material adverse effect on any proposal by us to engage in a merger, consolidation or similar transaction. The company may delay a demand registration in this manner only once in every 12-month period.

Piggyback registration rights.  If we register any securities for public sale, our stockholders with piggyback registration rights under our Registration Rights Agreement have the right to include their shares in the registration, subject to certain exceptions. For example, if the piggyback registration is an underwritten primary offering and the managing underwriters advise the company that, in their opinion, the number of securities requested to be included in the offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, the company is required to include in the offering (i) first, the securities the company proposes to sell, (ii) second, the registrable securities requested to be included in such registration, pro rata among the holders of such registrable securities on the basis of the number of registrable securities owned by each such holder and (iii) third, any other securities requested to be included in such registration pro rata among those holders on the basis of the number of such securities owned by each such holder. The registration expenses of the holders of registrable securities will be paid by us in all piggyback registrations, regardless of whether such registration is consummated.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board criteria for identifying and evaluating candidates for directorships and making recommendations to the Board regarding candidates for election or reelection to the Board at each annual stockholders’ meeting. In doing so, it assesses the skills and characteristics of individual members and the Board as a whole. The Nominating and Corporate Governance Committee has not to date established any minimum qualifications for directors, although its charter allows it to recommend such criteria to the Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The Nominating and Corporate Governance Committee is also responsible for making recommendations to the Board concerning the structure, composition and function of the Board and its committees. It has also assumed certain responsibilities with respect to the company’s risk management described below.

The members of our Nominating and Corporate Governance Committee are Charles M. Boesenberg and David Goldberg, with Mr. Boesenberg serving as chairperson of the committee. We believe that Mr. Boesenberg and Mr. Goldberg are independent directors under the applicable rules and regulations of the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee met four times in 2010.

The Nominating and Corporate Governance Committee does not at this time have a policy regarding its consideration of director candidates recommended by stockholders, as it has not yet received any such recommendations. It may adopt a policy if such recommendations are received.

Risk Management

The Board is involved in the oversight of risks that could affect the company. The Nominating and Corporate Governance Committee is charged with overseeing the principal risk exposures we face and our mitigation efforts in respect of these risks. The Nominating and Corporate Governance Committee is responsible for interfacing with management and discussing with management the company’s principal risk exposures and the steps management has taken to monitor and control risk exposures, including risk assessment and risk management policies. The Audit Committee oversees risks associated with overall financial reporting and disclosure issues, as well as those associated with any related-party transaction. The Compensation Committee also plays a role in that it is charged, in overseeing the company’s overall compensation structure, with assessing whether that compensation structure creates risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee has reviewed our compensation philosophy and practices and concluded that the current philosophy and practices do not give rise to risks that are reasonably likely to have a material adverse impact on the company. In arriving at that conclusion, the Compensation Committee received input from members of management and Frederic W. Cook & Co., Inc. The Compensation Committee determined that the compensation practices generally balance near-term incentives (annual cash bonuses) with long-term incentives (equity-based awards), resulting in an environment that does not encourage excessive risk taking. The annual cash bonuses are discretionary and tied to company performance, as well as individual and business unit goals, rewarding near-term performance without incentivizing inappropriate risk. It is the company’s view that it is unlikely that individual actions within a geography or business unit would result in an incentive for inappropriate risk-taking.

Communications from Stockholders and Other Interested Parties

Stockholders and other interested parties who wish to send communications on any topic to the Board (including the independent directors) should address the communication to the intended recipient(s) and send c/o General Counsel, Ancestry.com Inc., 360 West 4800 North, Provo, Utah 84604.

Attendance at Board and Stockholder Meetings

The Board held nine meetings in 2010. All directors attended more than 75% of the meetings of the Board and of the Board committees on which they served in 2010. Under our corporate governance guidelines, our directors are expected to attend our annual meetings, and all our then-current directors attended our 2010 annual meeting in person or telephonically.

Compensation of the Board of Directors

Our non-employee directors receive a $30,000 annual fee. The Audit Committee chairperson receives an additional annual fee of $13,000, and other members of the Audit Committee receive an additional annual fee of $5,000. The Compensation Committee chairperson receives an additional $10,000 annual fee, and other members of the Compensation Committee receive an additional $4,000 annual fee. The Nominating and Corporate Governance Committee chairperson receives an additional $5,000 annual fee, and other members of the Nominating and Corporate Governance Committee receive an additional $2,000 annual fee.

There were no new directors in 2010 so no equity or equity-based awards were made. Starting with the election of Mr. Schroepfer in January 2011, new directors receive an initial grant of 15,000 restricted stock units and an option to acquire 15,000 shares of our common stock, with both awards vesting ratably over four years or upon a “change of control” as defined in the Ancestry.com Inc. 2009 Stock Incentive Plan, if the award is not continued, assumed, converted or substituted for immediately following the change of control. There are currently no equity ownership requirements or guidelines that any of our non-employee directors must meet or maintain.

The following table provides information concerning the compensation paid by us to each of our non-employee directors for the year ended December 31, 2010. Mr. Sullivan is compensated for his service as an employee and does not receive any additional compensation for his service on our Board. His 2010 compensation is set forth in the Summary Compensation Table. All directors are entitled to be reimbursed for their out-of-pocket expenses associated with attending Board and committee meetings.

Director Compensation for Year 2010

Fees Earned or
Name	Paid in Cash(1)

Charles M. Boesenberg	$50,000
David Goldberg	32,000
Thomas Layton	34,978
Elizabeth Nelson	47,000
Victor Parker(2)	34,826
Benjamin Spero(2)	34,022

(1)	No option or other stock-based awards were made to our directors in 2010, such that total compensation consisted of cash fees. As a result of earlier awards, our non-employee directors held options to purchase the following number of shares of common stock at December 31, 2010. Mr. Boesenburg 200,370 shares; Mr. Goldberg 87,500 shares; Mr. Layton 87,500 shares, and Ms. Nelson 87,500 shares. Mr. Parker and Mr. Spero did not hold any options.

(2)	Fees to which Mr. Parker and Mr. Spero are entitled are paid to Applegate and Collatos, Inc., Spectrum’s management company, in lieu of being paid to either director individually.

PROPOSAL TWO

Advisory Vote on the Compensation of Our Named Executive Officers

Background to the Advisory Vote

Under an amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders are able to vote to approve, on an advisory (non-binding) basis no less frequently than once every three calendar years, the compensation of the named executive officers (an “Advisory Vote on Executive Compensation”). As described more fully in the Executive Compensation section of this Proxy Statement, including the “Compensation Discussion and Analysis”

and the related tables and narrative, our compensation strategy focuses on providing a total compensation package that will not only attract and retain high-caliber executive officers and employees, but that we can use as a tool to communicate and align employee contributions with our objectives and stockholder interests. We intend to provide a competitive total compensation package and will share our success with our named executive officers, as well as our other employees, when our objectives are met.

Our Compensation Program

We urge you to read the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative for the details on our executive compensation, particularly the 2010 compensation of our named executive officers. Highlights of our executive compensation program include the following:

•	Each of our executive officers is employed at will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

•	Our three principal elements of compensation allow us to balance necessary “floor compensation” in the form of salary, with rewards for achieving short-term and long-term company goals.

•	Our named executive officers only receive equity or equity-based awards from time to time as the Compensation Committee or Board determines to be appropriate to incentivize and retain such officers. During 2010, equity-based awards were made to two of the named executive officers in connection with job promotions.

We believe the compensation program for the named executive officers has been instrumental in helping us achieve strong financial performance.

The Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align our compensation policies with our performance. The Compensation Committee has, over the last five years, among other things, taken the following actions:

•	In 2010, held employee salaries (including those of the executives) at their 2009 levels, except for those receiving promotions;

•	Created and executed a formal annual performance evaluation process for our CEO; and

•	Implemented an annual process to assess risks associated with our compensation policies and programs.

The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers as disclosed pursuant to Form 402 of Regulation S-K in this Proxy Statement, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion, is hereby approved.

The opportunity to vote on Proposal Two is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal Two is not binding upon us. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL THREE

Advisory Vote on the Frequency of an Advisory Vote on
the Compensation of Our Named Executive Officers

Background to Advisory Vote

Under an additional amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Act, stockholders are also able to vote to indicate on an advisory (non-binding) basis no less frequently than once every six calendar years how frequently they believe an Advisory Vote on Executive Compensation, such as we have included in Proposal Two, should occur. By voting on this Proposal Three, you may indicate whether you would prefer that we hold an Advisory Vote on Executive Compensation every one, two or three years. It is our belief, and the Board’s recommendation, that this vote should occur every three years.

Reason for the Board Recommendation

We have effective executive compensation and governance practices, as described in more detail elsewhere in this Proxy Statement. The Board believes that providing our stockholders with an Advisory Vote on Executive Compensation every three years (a “triennial vote”) will encourage a long-term approach to evaluating our executive compensation policies and practices, consistent with the Compensation Committee’s long-term philosophy on executive compensation. In contrast, focusing on executive compensation over an annual or biennial period would focus on short-term results rather than long-term value creation, which is inconsistent with our compensation philosophy, and could be detrimental to us, our employees and our financial results.

Moreover, a short review cycle will not allow for a meaningful evaluation of our performance against our compensation practices, as any adjustment in pay practices would take time to implement and be reflected in our financial performance and in the price of our common stock. As a result, an Advisory Vote on Executive Compensation more frequently than every two or three years would not allow stockholders to compare executive compensation to our performance.

Lastly, a triennial vote would allow us adequate time to compile meaningful input from stockholders on our pay practices and respond appropriately. This would be more difficult to do on an annual or biennial basis, and both we and our stockholders would benefit from having more time for a thoughtful and constructive dialogue on why particular pay practices are appropriate for us.

For these reasons, the Board recommends that you vote to hold an Advisory Vote on Executive Compensation every three years. Your vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this Proposal Three, you have four choices: you may elect that we hold an Advisory Vote on Executive Compensation every year, every two years or every three years, or you may abstain from voting. The number of years that receives the highest number of votes will be the frequency that stockholders approve. The opportunity to vote on Proposal Three is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal Three is not binding upon us, and the Compensation Committee and the Board may decide that it is in the best interests of our stockholders and our Company to hold an Advisory Vote on Executive Compensation more or less frequently than the option approved by our stockholders. However, the Compensation Committee and the Board will consider the outcome of the vote when making future decisions on the frequency of conducting an Advisory Vote on Executive Compensation.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL FOUR

Ratification of the Appointment of
Our Independent Registered Public Accounting Firm

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2011, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2005.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. In the event that holders of a majority in voting power of the stock entitled to vote at the Annual Meeting do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and
Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have a policy under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, the Audit Committee has authorized its Chairperson to pre-approve services in amounts up to $500,000. Engagements so pre-approved are to be reported to the Audit Committee at its next scheduled meeting.

Audit Fees

The following is a summary of the fees for professional services rendered by Ernst & Young LLP for 2010 and 2009:

Fee Category	2010	2009

Audit Fees	$912,415	$1,454,025
Audit-Related Fees	102,022	—
Tax Fees	170,957	41,498
All Other Fees	—	2,575

Total Fees	$1,185,394	$1,498,098

Audit Fees.  Consists of fees for professional services provided or to be provided in connection with the audit of our consolidated financial statements, the audit of our internal control over financial reporting and review of our interim consolidated financial statements, and services related to other regulatory and statutory filings.

Audit-Related Fees.  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” There were no such services in 2009.

Tax Fees.  Consist of fees billed for professional services for tax advice and tax planning. These services included general tax consulting and expatriate tax services in 2010.

All Other Fees.  Consist of fees for services other than services reported above. All Other Fees for 2009 were related to advice on the organization of foreign subsidiaries and access to accounting research tools. There were no such services in 2010.

The Audit Committee pre-approved substantially all services performed since the pre-approval policy was adopted, including all services performed in 2010.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of the three directors whose names appear below.

The Audit Committee’s general role is to assist the Board in monitoring the company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the company’s financial statements for 2010 and met with management, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the company’s audited financial statements for 2010 be included in the company’s Annual Report on Form 10-K for 2010.

Audit Committee

Elizabeth Nelson (Chairperson)
Charles M. Boesenberg
Thomas Layton

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2011 with respect to:

•	each person known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each member of our Board and each named executive officer; and

•	the members of our Board and our executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Ancestry.com Inc., 360 West 4800 North, Provo, UT 84604.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that he or she beneficially owns, subject to applicable community property laws.

Applicable percentage ownership is based on 45,707,110 shares of common stock outstanding on March 31, 2011. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Number of Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class

5% Stockholders:
Spectrum Equity Investors V, L.P. and affiliates(1)	18,593,563	40.7%
Directors and Named Executive Officers:
Timothy Sullivan(2)	2,636,581	5.5%
Joshua Hanna(3)	124,040	*
Howard Hochhauser(4)	195,005	*
David Rinn(5)	648,791	1.4%
Eric Shoup(6)	96,460	*
Charles M. Boesenberg(7)	173,394	*
David Goldberg(8)	72,918	*
Thomas Layton(9)	34,635	*
Elizabeth Nelson(10)	40,104	*
Victor Parker(11)	13,403,963	29.3%
Michael Schroepfer	—	*
Benjamin Spero	—	*
All directors and executive officers as a group (13 individuals)(12)	4,058,596	8.2%

*	Indicates ownership of less than one percent.

(1)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2011. Consists of 13,340,964 shares of our common stock held of record by Spectrum Equity Investors V, L.P. (“SEI V”), the general partner of which is Spectrum Equity Associates V, L.P., the general partner of which is SEA V Management, LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker, Benjamin M. Coughlin and Christopher T. Mitchell exercise voting and dispositive power; 62,999 shares of our common stock held of record by Spectrum V Investment Managers’ Fund, L.P. (“IMF V”), the general partner of which is SEA V Management, LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker, Benjamin M. Coughlin and Christopher T. Mitchell exercise voting and dispositive power;

4,760,575 shares of our common stock held of record by Spectrum Equity Investors III, L.P. (“SEI III”), the general partner of which is Spectrum Equity Associates III, L.P., over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni and Randy J. Henderson exercise voting and dispositive power; 333,987 shares of our common stock held of record by SEI III Entrepreneurs’ Fund, L.P. (“Entrepreneurs’ III”), the general partner of which is SEI III Entrepreneurs’ LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni and Randy J. Henderson exercise voting and dispositive power; 79,997 shares held of record by Spectrum III Investment Managers’ Fund, L.P. (“IMF III,” and together with SEI V, IMF V, SEI III and Entrepreneurs’ III, the “Spectrum Funds”), over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni and Randy J. Henderson exercise voting and dispositive power and are the general partners, 9,260 shares of our common stock held of record by Brion B. Applegate, 4,625 shares of our common stock held of record by William P. Collatos and 1,156 shares of our common stock held of record by Randy J. Henderson. Each of the controlling entities, individual general partners and managing directors of the Spectrum Funds, as the case may be, including Victor E. Parker who is a managing director of the general partner of the general partner of SEI V and a managing director of the general partner of IMF V, and serves on our Board, Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Benjamin M. Coughlin and Christopher T. Mitchell disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The principal business address of each of the Spectrum Funds is 333 Middlefield Road, Suite 200, Menlo Park, CA 94025.

(2)	Includes options to purchase 2,312,507 shares of our common stock currently exercisable or exercisable within 60 days.

(3)	Consists of options to purchase 124,040 shares of our common stock currently exercisable or exercisable within 60 days.

(4)	Consists of options to purchase 195,005 shares of our common stock currently exercisable or exercisable within 60 days.

(5)	Consists of options to purchase 648,791 shares of our common stock currently exercisable or exercisable within 60 days.

(6)	Consists of options to purchase 96,460 shares of our common stock currently exercisable or exercisable within 60 days.

(7)	Consists of options to purchase 173,394 shares of our common stock currently exercisable or exercisable within 60 days.

(8)	Consists of options to purchase 72,918 shares of our common stock currently exercisable or exercisable within 60 days.

(9)	Consists of options to purchase 34,635 shares of our common stock currently exercisable or exercisable within 60 days.

(10)	Consists of options to purchase 40,104 shares of our common stock currently exercisable or exercisable within 60 days.

(11)	Consists of 13,340,964 shares held of record by SEI V, and 62,999 shares held of record by IMF V. Mr. Parker is a managing director of the general partner of the general partner of SEI V and a managing director of the general partner of IMF V. Mr. Parker disclaims beneficial ownership of these shares.

(12)	Includes options to purchase 3,734,522 shares of our common stock currently exercisable or exercisable within 60 days. Excludes shares held of record by SEI V and IMFV, of which Mr. Parker disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal year 2010 all of the Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were filed in a timely manner.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains how our executive compensation programs are designed and operate with respect to our named executive officers listed in the Summary Compensation Table below. Our named executive officers in 2010 were Timothy Sullivan, President and Chief Executive Officer; Howard Hochhauser, Chief Financial Officer; Joshua Hanna, Executive Vice President and Head of Global Marketing; Eric Shoup, Senior Vice President of Product; and David Rinn, Senior Vice President of Strategy and Corporate Development. Mr. Hanna assumed additional duties in February 2011 and his title was changed to Executive Vice President and General Manager of Ancestry.com. No adjustment of his compensation was made in connection with that promotion.

Executive Summary

Our compensation strategy focuses on providing a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also be utilized as a tool to communicate and align employee contributions with our objectives and stockholder interests. We intend to provide a competitive total compensation package and will share our success with our named executive officers, as well as our other employees, when our objectives are met.

Compensation for our named executive officers consists of the elements identified in the following table.

Compensation Element	Objective

Base salary	To recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining employees.
Annual performance-based cash compensation	To re-emphasize corporate objectives and provide additional reward opportunities for our named executive officers (and employees generally) when key business objectives are met.
Long-term equity incentive compensation	To reward increases in stockholder value and to emphasize and reinforce our focus on team success.
Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus named executive officers on stockholder interests when considering strategic alternatives.
Retirement savings (401(k)) plan	To facilitate retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks.

Each of the elements of our executive compensation program is discussed in more detail below. Our compensation programs are designed to be flexible and complementary and to collectively serve the compensation objectives described above. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation.

Determining Executive Compensation

Mr. Sullivan, our President and Chief Executive Officer, reviews the performance of each named executive officer other than himself, and based on this review and the factors described below, makes recommendations to the

Compensation Committee with respect to each named executive officer’s total compensation package. The Compensation Committee has sole discretion to make final compensation determinations for the named executive officers other than our President and Chief Executive Officer. With respect to our President and Chief Executive Officer, the Compensation Committee makes a recommendation to our Board, which has final authority. Adjustments to our President and Chief Executive Officer’s compensation package effected by our Board since we became a public company have been consistent with the Compensation Committee’s recommendations.

In determining base salary and target annual performance-based cash compensation, the Compensation Committee uses each named executive officer’s current level of compensation as the starting point. It bases any adjustments to those levels primarily on promotions, the individual’s performance and internal pay equity considerations. In reviewing individual performance, the Compensation Committee considers departmental results, as applicable, as compared to our internal operating plan for the year (with no specific performance targets in mind), as well as a subjective, qualitative review of each named executive officer’s contribution to the overall success of the business. We have not assigned a specific weight to any single factor in evaluating individual performance and historically have not established annual performance objectives by which to measure individual performance. We have not historically benchmarked compensation (either on an aggregate or element-by-element basis) to specific levels relative to peer companies or external market compensation data. In addition, we have not historically targeted a specific mix between fixed and variable compensation, cash and equity incentive awards, or long-term and short-term compensation. Our mix of compensation elements is simply designed to provide a reasonable level of guaranteed compensation through base salary, to reward recent results through short-term cash awards and to motivate long-term performance through long-term equity incentive awards.

During 2010, Messrs. Hanna and Shoup received promotions and entered into new employment arrangements with us. In April 2011, we entered into a new employment arrangement with Mr. Sullivan as described below.

Elements of Compensation

Base salaries.  Base salaries for Mr. Sullivan, Mr. Hochhauser and Mr. Rinn were established through arm’s-length negotiations at the time each was hired or promoted, taking into account anonymous private company compensation surveys relevant to the company prior to our initial public offering, as well as internal pay equity considerations and the individual’s qualifications and experience. Base salaries of our named executive officers, other than our Chief Executive Officer, are reviewed and approved annually, or upon a promotion, by our Compensation Committee. Our Compensation Committee also reviews our Chief Executive Officer’s compensation, and recommends any changes to our Board. The Compensation Committee did not believe adjustments to the base salaries were necessary for the named executive officers when it conducted its annual review at the beginning of 2010. In 2010, in connection with their respective promotions and execution of new employment agreements, we made adjustments to the base salaries for Mr. Hanna and Mr. Shoup. We raised Mr. Hanna’s salary from $220,000 to $260,000 to compensate him for his increased responsibilities as Head of Global Marketing, for his relocation to San Francisco and the relinquishment of benefits provided to him while located in the United Kingdom. We raised Mr. Shoup’s salary from $192,862 to $220,000 to recognize his increased responsibilities as Senior Vice President of Product. In making these decisions regarding salary adjustments, our Compensation Committee considered the responsibilities and salaries of the other executive officers compared to the responsibilities being assumed by Mr. Hanna and Mr. Shoup so that internal pay equity could be maintained. We also took into account executive salaries for such positions as published in the Radford Global Technology Survey and the Culpepper Executive Compensation Survey. In addition, our Compensation Committee drew upon the experience that members of our Board have within our industry. None of our other named executive officers was promoted in 2010.

As of December 31, 2010, the base salaries for our named executive officers were as follows:

Named Executive Officer	Base Salary

Timothy Sullivan	$350,000
Howard Hochhauser	$275,000
Joshua Hanna	$260,000
Eric Shoup	$220,000
David Rinn	$246,960

Mr. Sullivan’s new employment arrangement does not change his salary.

Annual performance-based cash compensation.  The named executive officers, as well as other executives and key employees, participate in our annual Performance Incentive Program, which provides an opportunity to earn a cash bonus upon achievement of performance objectives approved by our Compensation Committee. This program was established to further align individual goals with corporate and business unit goals and to increase focus on executing key business deliverables.

Target bonuses.  As with base salaries, the target annual incentive compensation opportunities (generally expressed as a percentage of base salary) for Mr. Sullivan, Mr. Hochhauser and Mr. Rinn were established through arm’s-length negotiations at the time the individual was hired, taking into account anonymous private company compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience. Annual incentive compensation targets are reviewed and approved annually by the Compensation Committee, along with salary, during the first quarter of each year. Adjustments to annual incentive compensation targets have been based on individual performance (reviewed in the manner described above under “Determining Executive Compensation”), increased responsibilities and internal pay equity considerations. In making decisions regarding adjustments to annual incentive compensation targets, we have also drawn upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding adjustments to annual incentive compensation targets. In connection with its annual compensation review and in connection with establishing the parameters of our Performance Incentive Program for 2010, the Compensation Committee determined not to make or to recommend to the Board any changes in target annual incentive compensation opportunities for any of the named executive officers. In connection with their promotions, the Compensation Committee again reviewed the target annual incentive compensation opportunities of Mr. Hanna and Mr. Shoup and determined to leave them at their existing percentages of base salaries (which would incrementally increase their bonus payments). The Compensation Committee considered these targets to be appropriate relative to those of other executives at the company given the individuals’ relative levels of responsibility, and considered that the increases in their respective base salaries, as well as their additional equity grants as described below, would provide Mr. Hanna and Mr. Shoup with additional opportunity for increased overall compensation.

For 2010, the annual incentive compensation targets for our named executive officers under the Performance Incentive Program were as follows:

Target Bonus
Named Executive Officer	(% of base salary)

Timothy Sullivan	100%
Howard Hochhauser	75%
Joshua Hanna	60%
Eric Shoup	40%
David Rinn	50%

Mr. Sullivan’s new employment arrangement does not change his target bonus.

Bonus determinations.  Under the Performance Incentive Program, each year (generally during the first quarter) the Compensation Committee also establishes company-wide financial performance objectives, which serve as the basis for determining the amount of bonuses to be paid under the program. For 2010, the Compensation Committee established two such performance objectives, one tied to our revenues and the other to adjusted

EBITDA, with both objectives weighted equally. We use revenues because the Board considers it a consistent measure of growth and market acceptance. We use adjusted EBITDA because it is a measure of operating performance that excludes items that we do not consider indicative of our core performance. The Compensation Committee determines target levels for each of these goals in consultation with management and taking into account our performance for the immediately preceding year. After the end of each year, the Compensation Committee reviews our performance with respect to the performance objectives and determines the amount of the bonus pool to be paid under the program as a whole.

The 2010 Performance Incentive Program had a revenue target of $256.2 million. With respect to the one half of the bonus pool attributable to revenue, no pool funding would occur below target; at 100% of target revenue, the pool was to be funded at 80% of the budgeted bonus pool attributable to revenue, and the maximum funding of 120% of the budgeted bonus pool attributable to revenue would occur at 105% of target revenue. Results between 100% and 105% of target revenues would have been interpolated such that 100% funding of the budgeted bonus pool attributable to revenue would occur at 102.5% of target revenue. The Company achieved revenue of $300.9 million in 2010, surpassing the 105% of target revenue. As a result, the Compensation Committee funded the bonus pool at 120% with respect to the one half attributable to revenue.

The 2010 Performance Incentive Program had an adjusted EBITDA target of $84.5 million. With respect to the one half of the bonus pool attributable to adjusted EBITDA, no pool funding was to occur below target; at 100% of target adjusted EBITDA, the pool was to be funded at 80% of the budgeted bonus pool attributable to adjusted EBITDA (i.e., the other 50% of the pool). The maximum funding of 120% of the budgeted bonus pool attributable to adjusted EBITDA would occur at 110% of target adjusted EBITDA. Results between 100% and 110% of budgeted adjusted EBITDA would have been interpolated such that 100% funding of the budgeted bonus pool attributable to adjusted EBITDA would occur at 105% of target adjusted EBITDA. The company achieved adjusted EBITDA of $101.0 million, in excess of 110% of target adjusted EBITDA for 2010. As a result, the Compensation Committee funded the bonus pool at 120% with respect to the one half attributable to adjusted EBITDA. We define adjusted EBITDA for these purposes as net income (loss) plus net interest (income) expense; income tax expense; non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and other (income) expense.

For 2010, the Compensation Committee determined that each of the named executive officers would be paid a bonus equal to 120% of their respective targets. Other executives and employees at the company were paid more or less than 120% depending on their respective manager’s discretion on how to allocate the overall pool, which was funded at the 120% amount based on the financial results described above. The amounts of these awards for the named executive officers are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Bonuses were paid in February 2011.

The 2011 Performance Incentive Program, adopted on January 31, 2011, retains revenue and adjusted EBITDA as the two equally weighted performance measures for determining the funding of the bonus pool.

Long-term equity incentive compensation.  Our named executive officers are eligible to receive long-term equity-based incentive awards, which are intended to align the interests of our named executive officers with the interests of our stockholders and to emphasize and reinforce our focus on team and company success. Historically, our long-term equity-based incentive compensation awards were made solely in the form of stock options subject to vesting based on continued employment. We believed that stock options were an effective tool for meeting our compensation goal of increasing long-term stockholder value. We found this to be particularly true for senior management and directors, because they are only able to profit from stock options if our stock price increases relative to the stock option’s exercise price. Stock options have provided one form of meaningful incentive to executive officers and long-term employees to achieve increases in the value of our stock over time. During 2010, we began granting restricted stock units in addition to options for executive officers, and in lieu of options to less senior employees. We believe that restricted stock units also align the interests of employees with those of stockholders over the longer term, since they also vest over time, while giving recipients greater certainty with respect to the value of equity they will receive over time. As our stock price increased, we found that restricted stock units made us more competitive in the market for new employees who worried about potentially diminishing returns from higher-priced options. For many employees, we have granted only restricted stock units. For executive officer grants, however, we continue to insist on a mix of stock options with restricted stock units to balance risk, value and long-term perspective.

The exercise price of each stock option is the fair market value of our common stock on the grant date, which is the closing price on the Nasdaq Global Select Market on the date of grant. Stock option awards to our named executive officers have typically vested over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of grant, and the remainder of the shares underlying the option vest in equal monthly installments of 1/48th of the number of shares underlying the option over 36 months thereafter. Restricted stock units also typically vest over a four-year period, with vesting commencing after the first year and then proceeding on an annual basis. The restricted stock unit grants made to Messrs. Hanna and Shoup during 2010 provided for vesting on a different schedule: 50% of the shares underlying the restricted stock units vest near the second anniversary of the date of grant and 25% of the shares vest on the same date in each of the two years thereafter. We believe this vesting schedule appropriately encourages long-term employment with our company, while allowing our executives to realize compensation in line with the value they have created for our stockholders.

Any awards to executive officers, and any grants larger than 20,000 shares, must be approved by the Compensation Committee. In determining the size of an equity or equity-based award, the Compensation Committee takes into account company and individual performance (generally consisting of financial performance as compared to our internal operating plan for the year with no specific targets in mind, as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business), internal pay equity considerations and the value of existing long-term incentive awards. Messrs. Hanna and Shoup received grants during 2010 in connection with their respective promotions. Mr Hanna was granted an option to purchase 165,000 shares of our common stock and 60,000 restricted stock units, while Mr. Shoup was granted an option to purchase 125,000 shares of our common stock and 35,000 restricted stock units, in each case to reflect the named executive officer’s increased responsibilities and promotion within our organization. The size of the grants was determined in arm’s-length negotiations with each of those named executive officers in connection with their respective promotions and also reflected the Compensation Committee’s judgment based on the experience of our Board. None of our other named executive officers received any grants in 2010, as the Compensation Committee and the Board determined that our increased stock price did not necessitate any new grants. Our named executive officers and other employees remain eligible to receive additional grants from time to time in the future. We do not have a set program for the award of grants, and our Compensation Committee retains discretion to make stock option or other equity or equity-based awards to employees at any time. As part of the new arrangement we entered into with Mr. Sullivan in April 2011, we agreed to grant him an option to purchase 300,000 shares of our common stock and 150,000 restricted stock units. These awards will vest with respect to 33% of the shares underlying the awards on each of the third and fourth anniversaries of the grant and will vest with respect to 34% of the shares on the fifth anniversary.

Severance and change of control arrangements.  Pursuant to employment letters, each of our named executive officers, except Mr. Sullivan, is eligible for severance benefits consisting of base salary continuation and paid COBRA coverage for six months if his employment is terminated by us without cause or if the executive resigns for good reason. In addition to base salary continuation and paid COBRA coverage, upon a termination without cause or resignation for good reason, each executive is also entitled to an additional severance payment equal to 80% of the executive’s average annual bonus payment over the preceding two years, prorated based on the number of months the executive was employed by us in the year of termination. We provide these benefits to promote retention and ease the consequences to the executive of an unexpected termination of employment.

The employment letters with each of our named executive officers also provide for accelerated vesting of a portion of the executive’s then outstanding equity and equity-based awards in the event the executive is terminated by us without cause or resigns for good reason, in each case, within three months before or 12 months following a change of control. In addition, upon such a termination, each executive’s paid COBRA coverage period will be increased to a period of 12 months. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change of control and to allow them to focus on the value of strategic alternatives to stockholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change of control.

Mr. Sullivan’s employment arrangement prior to April 2011 reflected the same provisions, except that the salary continuation only applied if termination occurred within three months before or 12 months following a change of control. Under his new arrangement, if he is terminated without “cause” or resigns for “good reason” as those terms are defined in the agreement, he will receive in 12 equal monthly installments an amount equal to the sum of 12 months of base salary and one times his average annual bonus earned under our Performance Incentive Program over the three preceding fiscal years. If he is terminated within three months before or 24 months following a change of control, without cause (other than as a result of his death or disability) or he resigns for good reason he will receive a lump sum payment of two times the sum of his base salary and average annual bonus and accelerated vesting of all of his equity and equity-based awards. In either case, he will be entitled to paid life insurance premiums for 18 months and up to 18 months of paid COBRA coverage.

Please refer to the discussion below under “— Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements.

Employee benefits.  Our named executive officers are eligible for the same benefits available to our employees generally. These include participation in a tax-qualified 401(k) plan and group life, health, dental, and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Perquisites and personal benefits.  As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees and, except for requirements unique to Mr. Hanna’s prior expatriate assignment and relocation benefits provided to certain new hires, we do not have any programs for providing material personal benefits or executive perquisites to our named executive officers.

During the portion of 2010 when Mr. Hanna was located in London, he was entitled to an annual expatriate allowance of £125,000, designed to cover housing, family travel, and the differential in the cost of goods, services and education in the United Kingdom. We also provided tax equalization to ensure that Mr. Hanna paid no more or less tax on his base salary and annual cash incentive compensation than he would have paid had he remained in the United States. In addition, we reimbursed Mr. Hanna for the cost of tax preparation due to the nature of his expatriate assignment. In connection with his relocation to the United States, we paid Mr. Hanna a $75,000 lump-sum (on an after-tax basis) relocation bonus to cover his relocation costs from London to San Francisco, as well as payment of the costs of shipping his household goods and certain airfare, ground transportation and other expenses. In addition, we agreed to continue the tax equalization and preparation arrangements at least through 2010. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

Our employment letter with Mr. Hochhauser provided for our reimbursement of his relocation expenses (on an after-tax basis) in connection with his 2009 hiring. Most relocation expenses were not known or paid until 2010 and are included in the “All Other Compensation” column of the Summary Compensation Table.

Stock ownership guidelines.  There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.

Policy regarding the timing of equity awards.  In December 2009, we adopted a policy regarding the timing of equity and equity-based awards by the Equity Committee to other persons. Pursuant to the policy, equity and equity-based awards determined by the Equity Committee during the course of any calendar month become effective on the first business day of the following calendar month or, if a blackout period is in effect, awards are effective on the second business day after the material non-public information is released. The Compensation Committee adopted a similar policy in January 2011 for awards made to directors and executive officers.

Policy regarding restatements.  We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the Board or Compensation Committee thereof would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

Policy regarding hedging.  We have always strongly discouraged, and have required our directors, officers and certain employees to pre-clear, hedging and similar monetization transactions. In February 2011, we adopted a policy that prohibits key employees from engaging in any hedging or monetization transactions.

Tax deductibility.  Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. Because we were not publicly traded until November 2009, our Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in making compensation decisions, although it has considered the potential future impact. Our Compensation Committee generally seeks to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee

Charles M. Boesenberg (Chairperson)
Elizabeth Nelson
Thomas Layton
Michael Schroepfer

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned by our named executive officers, which include our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers during 2010.

The table below summarizes the total compensation earned by our named executive officers in 2008, 2009 and 2010.

Summary Compensation Table

						Non-Equity
						Incentive Plan	All Other
Name and		Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation		Total
Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)		($)

Timothy Sullivan	2010	350,000	—	—	—	420,000	3,290	(4)	773,290
President and Chief	2009	350,000	—	—	—	367,500	3,290		720,790
Executive Officer	2008	350,000	—	—	830,663	402,500	3,317		1,586,480

Howard Hochhauser	2010	275,000	—	—	—	247,500	224,610	(5)	747,110
Chief Financial Officer	2009	267,772	280,000	—	1,426,938	216,563	67,344		2,258,617

Joshua Hanna(6)	2010	236,667	75,000	1,254,600	1,132,082	187,200	571,838	(7)	3,457,387
Executive Vice President	2009	215,525	—	—	74,937	145,200	319,219		754,881
and General Manager of Ancestry.com (formerly Executive Vice President and Head of Global Marketing)	2008	211,050	4,020	—	553,773	115,575	709,698		1,594,116

Eric Shoup	2010	214,154	—	578,550	699,337	105,600	3,290	(4)	1,600,931
Senior Vice President of Product			—	—	—

David Rinn	2010	246,960	—	—	—	148,176	3,290	(4)	398,426
Senior Vice President of	2009	246,960	—	—	—	129,654	3,290		379,904
Strategy and Corporate Development	2008	246,960	4,939	—	281,428	142,000	3,321		678,648

(1)	The amounts included in the “Stock Awards” column do not reflect compensation actually received by the named executive officer but represent the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The grant date fair value of the stock awards, which consist of restricted stock units, was calculated using the closing price on the grant date multiplied by the number of shares. See also the Grants of Plan-Based Awards for Year 2010 table for information on stock awards made in 2010.

(2)	The amounts included in the “Option Awards” column do not reflect compensation actually received by the named executive officer but represent the grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. See also the Grants of Plan-Based Awards for Year 2010 table for information on option awards made in 2010.

(3)	The amounts included in the “Non-Equity Incentive Plan Compensation” column reflect cash bonuses paid pursuant to our Performance Incentive Program as described in “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Performance-Based Cash Compensation” above.

(4)	These amounts consist solely of matching contributions under our 401(k) plan and disability and life insurance premiums paid by us.

(5)	This amount includes $127,749 in relocation expenses, $93,572 in tax gross ups and matching contributions under our 401(k) plan and disability and life insurance premiums paid by us.

(6)	A portion of Mr. Hanna’s base salary and other compensation was paid in British pounds rather than United States dollars. The amounts paid in British pounds rather than United States dollars were converted to United States dollars based upon the exchange rates at the time of payment.

(7)	This amount includes an annual expatriate allowance of $139,085, a cost of living allowance of $21,000, relocation benefits of $49,362, a tax gross up of $38,247, and tax equalization benefits of $320,853, all provided in connection with Mr. Hanna’s expatriate assignment in London or relocation to the United States, as well as with matching contributions under our 401(k) plan and life insurance premiums paid by us.

Grants of Plan-Based Awards for Year 2010

					All Other	All Other
					Stock	Option
					Awards;	Awards:
					Number of	Number of	Exercise or
		Estimated Possible Payouts Under			Shares of	Securities	Base Price	Grant Date
		Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	of Option	Fair Value of
		Threshold	Target	Maximum	Units	Options	Awards	Stock and Option
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	Awards ($)(4)

Timothy Sullivan	N/A	280,000	350,000	420,000	—	—	—	—
Howard Hochhauser	N/A	165,000	206,250	247,500	—	—	—	—
Joshua Hanna	N/A	124,800	156,000	187,200	—	—	—
	08/02/2010				60,000	165,000	20.91	2,386,682
Eric Shoup	N/A	70,400	88,000	105,600	—	—	—	—
	03/18/2010				35,000	125,000	16.53	1,277,887
David Rinn	N/A	98,784	123,480	148,176	—		—	—

(1)	Amounts reported represent the potential performance-based incentive cash payments each executive could earn pursuant to the Performance Incentive Program for 2010, as described in “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Performance-Based Cash Compensation” above. At the time of grant, the incentive payments could range from the threshold amounts to the maximum amounts indicated. The actual amounts earned for 2010 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	Reflects shares of common stock underlying restricted stock units granted in 2010 under the Ancestry.com Inc. 2009 Stock Incentive Plan. Fifty percent of the shares underlying the restricted stock units vest on September 1, 2012 and June 1, 2012, in the case of Mr. Hanna and Mr. Shoup, respectively, and 25% of the shares vest on the same dates in each of the two years thereafter.

(3)	Reflects shares of common stock underlying option awards granted in 2010 under the Ancestry.com Inc. 2009 Stock Incentive Plan. Twenty-five percent of the shares underlying the option vest on the first anniversary of the date of grant, and the remainder of the shares underlying the option vest in equal monthly installments over 36 months thereafter.

(4)	The grant date fair value of awards is determined in accordance with FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table for Year Ended December 31, 2010 and Grants of Plan-Based Awards in Year 2010 Table

Certain elements of compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards for 2010 table reflect the terms of employment letter agreements between us and each of the named executive officers. In addition to the compensation terms described below, each of the named executive officers is also entitled to participate in all available benefits offered generally to the employees of the company. Each is further entitled to certain payments if the company were to terminate him without “Cause” or if he were to terminate for “Good Reason,” including in connection with a “Change of Control.” These terms and the severance benefits that would be payable in such events are described below under “— Potential Payments Upon Termination or Change of Control.”

Timothy Sullivan.  The agreement with Mr. Sullivan in effect for 2010 provided for a base salary of $350,000 per year, and for Mr. Sullivan’s participation in our annual Performance Incentive Program at an annual target bonus of at least 100% of base salary. These amounts remain unchanged under the new agreement described above under “Executive Compensation — Compensation Discussion and Analysis.”

Howard Hochhauser.  Our agreement provides for a base salary of $275,000 and for Mr. Hochhauser’s participation in our annual Performance Incentive Program at an annual target bonus of at least 75% of his base salary. The employment letter agreement with Mr. Hochhauser provides that we will reimburse him for reasonable expenses incurred in connection with his relocation to Utah and indemnify him (on an after tax basis) for any taxes incurred in connection with his relocation reimbursements or otherwise in connection with his initial engagement with us. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

Joshua Hanna.  On July 22, 2010, we entered into a new employment letter agreement with Mr. Hanna to reflect his new position as our Executive Vice President and Head of Global Marketing. Our agreement with Mr. Hanna provides for a base salary of $260,000 per year and for Mr. Hanna’s participation in our annual Performance Incentive Program at an annual target bonus of at least 60% of his base salary. This new agreement with Mr. Hanna provides him with a $75,000 lump-sum (on an after-tax basis) relocation bonus to cover the costs related to relocation back to the United States from the United Kingdom, as well as payment of the costs of shipping his household goods and certain airfare, ground transportation, and other expenses. The earlier agreement had provided for a salary of $220,000 and an expatriate allowance of £125,000 annually. Under both agreements, Mr. Hanna was to participate in our tax equalization policy so that he pays no more or less tax on his base salary and annual cash incentive compensation than he would have paid in the United States and be entitled to reimbursement of tax preparation services for the United States and United Kingdom so long as he is required to file tax returns in the United Kingdom. The bonus amount is included in the “Bonus” column of the Summary Compensation Table and the various other amounts are included in the “All Other Compensation” column of the Summary Compensation Table. In connection with his new role and return to the United States, Mr. Hanna was granted 60,000 restricted stock units and an option to acquire 165,000 shares of our common stock at an exercise price equal to the estimated fair value of the shares on the date of grant. Both the restricted stock units and stock options vest in accordance with the vesting schedule described in the footnotes to the Grants of Plan-Based Awards table above. Although Mr. Hanna was promoted to Executive Vice President and General Manager of Ancestry.com in February 2011, his compensation arrangement remains the same.

Eric Shoup.  On March 30, 2010, we entered into a new employment letter agreement with Mr. Shoup to reflect his new position as Senior Vice President of Product. Our agreement with Mr. Shoup provides for a base salary of $220,000 per year and for Mr. Shoup’s participation in our annual Performance Incentive Program at an annual target bonus of at least 40% of his base salary. In connection with his new role, Mr. Shoup was granted 35,000 restricted stock units and an option to purchase 125,000 shares of our common stock at an exercise price equal to the estimated fair value of the shares on the date of grant. Both the restricted stock units and stock options vest in accordance with the vesting schedule described in the footnotes to the Grants of Plan-Based Awards table above.

David Rinn.  Our agreement with Mr. Rinn provides for a base salary of $246,960 per year, and for Mr. Rinn’s participation in our annual Performance Incentive Program at an annual target bonus of at least 50% of his base salary.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on stock option exercises by each of the named executive officers during fiscal year 2010. The table also presents the value realized upon such exercises based on the difference between the market price of our common stock on the Nasdaq Global Select Market at the time of exercise and the named executive officer’s option exercise price.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise (#)	Upon Exercise ($)	Vesting (#)	Upon Vesting ($)

Timothy Sullivan	—	—	—	—
Howard Hochhauser	30,000	608,041	—	—
Joshua Hanna	150,000	3,065,303	—	—
Eric Shoup	40,000	630,200	—	—
David Rinn	100,000	2,116,804	—	—

Outstanding Equity Awards at Year-End 2010

	Option Awards(1)				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option		Number of Shares	Market Value of
	Unexercised	Unexercised	Exercise	Option	or Units of Stock	Shares or Units of
	Options	Options	Price	Expiration	that Have Not	Stock That Have Not
Name	(#) Exercisable	(#) Unexercisable	($)	Date	Vested (#)(2)	Yet Vested ($)(3)

Timothy Sullivan	2,000,000	—	4.60	11/15/2015	—	—
	273,442	98,558	5.40	3/27/2018	—	—
Howard Hochhauser	209,586	260,413	5.50	2/11/2019	—	—
	—	99,000	7.36	5/27/2019	—	—
Joshua Hanna	142,294	67,704	5.40	3/27/2018	—	—
	9,895	15,105	7.36	5/27/2019	—	—
	—	165,000	20.91	8/02/2020	60,000	1,699,200
Eric Shoup	52,814	72,186	5.50	11/3/2018	—	—
	—	125,000	16.53	3/18/2020	35,000	991,200
David Rinn	400,000	—	4.60	6/18/2012	—	—
	49,999	—	4.60	3/15/2013	—	—
	199,999	—	4.60	11/15/2015	—	—
	36,458	13,541	5.40	3/27/2018	—	—
	45,313	29,686	5.40	7/30/2018	—	—

(1)	The expiration date for each of these options is the date that is ten years after the initial grant date. Except as otherwise indicated, the options vest over a four-year period following the grant date with 25% of the original shares underlying the option vesting on the first anniversary of the grant date, and the remainder of the shares underlying the option vesting in equal monthly installments over the 36 months thereafter. In the case of the options awarded to Mr. Hochhauser that expire May 27, 2019, vesting on this same schedule commenced January 1, 2010.

(2)	The restricted stock units reflected in this column vest over a four-year period as follows: 50% of the shares underlying the restricted stock units vest on September 1, 2012 and June 1, 2012 in the case of Mr. Hanna and Mr. Shoup, respectively, and 25% of the shares vest on the same dates in each of the two years thereafter.

(3)	Market value is calculated by multiplying the number of shares that have not vested by $28.32, the closing market price of our common stock on December 31, 2010.

Potential Payments upon Termination or Change of Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control had occurred on December 31, 2010 based upon the fair market value of our common stock on that date of $28.32, given the named executive officers’ compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other stock price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

As described above, we entered into employment letter agreements with each named executive officer. Under each of the agreements as in effect as of December 31, 2010, if we terminated the executive’s employment without Cause, or if the executive terminated his employment for Good Reason, the executive would have been entitled to receive severance benefits consisting of base salary continuation and paid COBRA coverage for a period of six months, plus an additional severance payment equal to 80% of the executive’s average annual bonus payment over the preceding two years, prorated based on the number of months the executive was employed by us in the year of termination. However, under the agreement in effect for him as of December 31, 2010, Mr. Sullivan would only have been entitled to the salary continuation payments if termination occurred within three months before or twelve months following a Change of Control. In addition, each of the amended and restated employment letters provide that if we terminate the executive’s employment without Cause or the executive resigns for Good Reason within three months before or 12 months following a Change of Control, each executive will be entitled to accelerated vesting of a portion of the executive’s then unvested equity and equity-based awards (100% for Mr. Sullivan and Mr. Hochhauser, 75% for Mr. Rinn, and 50% for Mr. Hanna and Mr. Shoup) and the period during which the executive will receive paid COBRA coverage will increase to 12 months. In April 2011, we entered into a new employment arrangement with Mr. Sullivan as described above under “Executive Compensation — Compensation Discussion and Analysis,” which alters the amounts he is entitled to receive on termination.

The severance benefits described above and included in the table below are contingent upon the executive agreeing to a general release of claims against us following termination of employment.

The table below sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive’s employment had terminated on December 31, 2010 and/or that a Change of Control had also occurred on that date.

	Termination without Cause or with	Termination without Cause or with
	Good Reason (not in Connection	Good Reason in Connection with a
Name	with a Change of Control)	Change of Control

Timothy Sullivan
Severance(1)	$315,000	$490,000
Option Acceleration(2)	—	2,258,949
COBRA Coverage(3)	7,200	14,400
Howard Hochhauser
Severance(1)	323,125	323,125
Option Acceleration(2)	—	8,017,665
COBRA Coverage(3)	7,200	14,400
Joshua Hanna
Severance(1)	262,960	262,960
Option Acceleration(2)	—	1,545,513
Stock Award Acceleration(4)	—	849,600
COBRA Coverage(3)	7,200	14,400
Eric Shoup
Severance(1)	193,240	193,240
Option Acceleration(2)	—	1,560,517
Stock Award Acceleration(4)	—	495,600
COBRA Coverage(3)	7,200	14,400
David Rinn
Severance(1)	234,612	234,612
Option Acceleration(2)	—	743,072
COBRA Coverage(3)	7,200	14,400

(1)	Based on 2010 salary.

(2)	Accelerated vesting of stock options for the applicable named executive officers is based on the difference between the fair market value of our common stock on December 31, 2010 of $28.32 and the exercise or price of the award.

(3)	Estimated based on the cost for such coverage during 2010.

(4)	Accelerated vesting of restricted stock units for the applicable named executive officers is based on the fair market value of our common stock on December 31, 2010 of $28.32.

The severance benefits described above are contingent upon the executive agreeing to a general release of claims against us following termination of employment. They do not reflect payment of unpaid salary and accrued vacation or the amount that might be realized by each individual on the exercise and sale of options vested as of such date.

Definitions.  For the purposes of the employment letters in effect at December 31, 2010, the following terms have the following definitions:

•	“Cause” means gross negligence or any breach of fiduciary duties to us, conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, material violation of a corporate policy or any unauthorized use or disclosure of confidential information or trade secrets of us or our affiliates or failure to cooperate in any company investigation. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by the executive to have been in, or not opposed to, the interests of the company, shall constitute examples of gross negligence.

•	An executive may resign for “Good Reason” within 90 days after the occurrence of any of the following: without the executive’s consent (i) a material reduction of his or her base compensation, in the cases of Messrs. Sullivan, Hochhauser, Hanna and Shoup, or, in the case of Mr. Rinn, a material reduction in his base compensation, duties, title or responsibilities or the assignment to him of such reduced duties or responsibilities, (ii) the executive is relocated to a facility or location more than one hundred miles from the location as in effect on the date upon which the employment letter was entered into, or in the case of Mr. Rinn, (iii) our failure to obtain the assumption of the employment letter by any successors.

•	An executive may resign for “Good Reason” within 12 months following a change of control and within 90 days after the occurrence of any of the following without the executive’s consent: a material reduction of the executive’s compensation, duties, title, authority or responsibilities, relative to the executive’s compensation, duties, titles, authority or responsibilities or the assignment to the executive of such reduced duties, title, authority or responsibilities prior to the change.

•	A “Change of Control” occurs when: (i) any person or entity who was not a stockholder of the company as of the date of the execution of the employment letter (in the case of Mr. Sullivan, Mr. Hochhauser and Mr. Rinn) or Spectrum (in the case of Mr. Hanna and Mr. Shoup) becomes the beneficial owner, directly or indirectly, of securities of the company representing 50% or more of the total voting power of all of the company’s then outstanding voting securities, (ii) a merger or consolidation of the company in which the company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the company or a liquidation or dissolution of the company.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

The following is a description of transactions since January 2010, in which we have been a participant or are proposed to be a participant, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock or an immediate family member had or will have a direct or indirect material interest. Spectrum and Crosslink Capital, Inc., together with their respective affiliates, each owned more than 5% of our outstanding shares during 2010. Our directors Victor Parker and Benjamin Spero are associated with Spectrum and may therefore be deemed to have an interest in the agreements described below that we have entered into with Spectrum.

Direct Purchases.  On September 23, 2010, we announced a share repurchase program, under which we were authorized to spend up to $25 million to repurchase shares of our common stock, depending on the market conditions, the stock price and other factors. Under this program, and in connection with the secondary offering, we repurchased directly from the selling stockholders, including affiliates of Spectrum, and certain of our executive officers, approximately $25 million of our common stock in a private, non-underwritten transaction at $24.765 per share, a price equal to the net proceeds per share the selling stockholders received in the secondary offering. The direct purchases from Spectrum and the executives were approved by the Audit Committee under the related person transaction policy.

The specific repurchases from directors, executive officers and Spectrum were as follows:

Name	Shares	Total Consideration

Spectrum	873,048	$21,621,034
Howard Hochhauser	5,635	139,551
Joshua Hanna	14,086	348,840
David Rinn	18,782	465,136
William Stern	4,695	116,272
Christopher Tracy	5,635	139,551
Michael Wolfgramm	5,635	139,551

Registration rights.  Spectrum and certain of its affiliates, affiliates of Crosslink Capital, Inc., Timothy Sullivan and certain other holders of our stock have registration rights with respect to shares of capital stock that they hold. At any time, the holders of a majority of the Spectrum registrable securities may request registration under the Securities Act of all or part of their registrable securities on a Registration Statement on Form S-l or any similar long-form registration statement or, if available, on a Registration Statement on Form S-3 or any similar short-form registration statement. The holders of a majority of the Spectrum registrable securities are entitled to request three long-form registrations in which the company must pay all registration expenses. The secondary offering in November 2010 was effected pursuant to one of Spectrum’s three long-form registration demand rights. In addition, the holders of a majority of the Spectrum registrable securities are entitled to request an unlimited number of short-form registrations in which the company must pay all registration expenses. However, the aggregate offering value of the registrable securities requested to be registered by Spectrum in any short-form registration must equal at least $1,500,000 in the aggregate.

In November 2010, we registered shares of capital stock for resale by these holders in a secondary offering. We paid approximately $1.0 million in expenses related to the secondary offering. We are not obligated to effect any demand registration within three months after the effective date of a previous demand registration. Moreover, we may postpone for up to three months the filing of a registration statement for a demand registration if our Board determines in its reasonable good faith judgment and the holders of at least a majority of the Spectrum registrable securities agree that such demand registration would reasonably be expected to have a material adverse effect on any proposal by us to engage in a merger, consolidation or similar transaction. We may delay a demand registration in this manner only once in every 12-month period.

If we register any securities for public sale, our stockholders with piggyback registration rights under our Registration Rights Agreement have the right to include their shares in the registration, subject to certain exceptions. For example, if the piggyback registration is an underwritten primary offering and the managing underwriters advise the company that, in their opinion, the number of securities requested to be included in the offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, we are required to include in the offering (i) first, the securities we propose to sell, (ii) second, the registrable securities requested to be included in such registration, pro rata among the holders of such registrable securities on the basis of the number of registrable securities owned by each such holder and (iii) third, any other securities requested to be included in such registration pro rata among those holders on the basis of the number of such securities owned by each such holder. The registration expenses of the holders of registrable securities will be paid by us in all piggyback registrations, regardless of whether such registration is consummated.

Procedures for Approval of Related Party Transactions

Our related person transaction policy sets forth the policies and procedures for the review and approval or ratification of related person transactions. Under SEC rules, a related person is a director, officer, nominee for director since the beginning of the previous fiscal year, a 5% stockholder at the time a transaction occurs and, in each case, any such person’s immediate family members. The related person transaction policy is administrated by our Audit Committee. This policy provides that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the relevant facts and circumstances available be considered by the Audit Committee, including, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. As the agreement regarding registration rights listed above was entered into prior to the adoption of this policy, it was not approved under the related party transaction policy. The direct stock repurchase transactions listed above were approved by the Audit Committee under the related person transaction policy.

ADDITIONAL INFORMATION

Stockholder Proposals for 2012 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.  Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Corporate Secretary at 360 West 4800 North, Provo, Utah 84604, not earlier than the close of business on January 25, 2012 nor later than the close of business on February 24, 2012. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 70 days after May 24, 2012, the first anniversary of the date of the preceding year’s annual meeting, notice must be delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the text of the proposal or business, and the reasons for conducting such business at the meeting, and any substantial interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner, including the name and address, as they appear on the company’s books, of the stockholder proposing such business and the number of shares of the company’s common stock owned and certain additional information.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2012 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 13, 2011. Such proposals must be delivered to our Corporate Secretary, c/o Ancestry.com Inc., 360 West 4800 North, Provo, Utah 84604.

ANCESTRY.COM INC.
360 WEST 4800 NORTH
PROVO, UT 84604
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M32831-P09853	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ANCESTRY.COM INC. The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 4 and for a three-year frequency on Proposal 3:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	To elect the following Director Nominees		☐	☐	☐

	01)	David Goldberg
	02)	Victor Parker
	03)	Michael Schroepfer

		For	Against	Abstain

2. To approve, by a non-binding vote, the compensation of Ancestry.com’s named executive officers as disclosed in its Proxy Statement.		☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

3. To approve, by non-binding vote, the frequency of holding a non-binding vote on executive compensation.	☐	☐	☐	☐

		For	Against	Abstain

4. To ratify the appointment of Ernst & Young LLP as Ancestry.com’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M32832-P09853
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF
ANCESTRY.COM INC.
The undersigned hereby appoints William Stern and Howard Hochhauser as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all the shares of common stock of Ancestry.com Inc. (the “Company”) standing in the name of the undersigned on March 31, 2011, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on May 24, 2011 or at any adjournment or postponement thereof. Receipt of the Notice of the 2011 Annual Meeting of Stockholders and Proxy Statement and the 2010 Annual Report is hereby acknowledged.
This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted (i) “FOR” the election of each of the nominees for director; (ii) “FOR” approval of the compensation of the company’s named executive officers as described in its Proxy Statement; (iii) “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; (iv) THREE years as the frequency of holding a non-binding vote on executive compensation; and (v) in the discretion of the proxies upon such other matters as may properly come before the 2011 Annual Meeting.
In order for your vote to be submitted by this proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 P.M Eastern Time on May 23, 2011 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2011 Annual Stockholder Meeting. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side